Exhibit 10.15

INFOBLOX BONUS PLAN – FY 2012

The Infoblox 2012 Bonus Plan is intended to incent superior performance by Infoblox employees, and to reward Infoblox employees for their contribution to the Company’s success during FY 2012. The details of the plan are as follows:

•	The Plan covers all Infoblox employees except employees receiving commission or other sales compensation.

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The FY 2012 bonus will be based on attainment or over achievement of one or more quarterly performance targets based on revenue, net cash flow, bookings, operating profitability or other company performance measures as determined by the CEO/CFO and as approved by the Compensation Committee of the Board. Bonus targets will be established at the start of each quarter as practicably possible and will be approved by the Compensation Committee of the Board and communicated by the CEO/CFO.

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Plan payout for FY2012 will be quarterly based on attainment or over achievement of the performance target/s as reported by the CEO/CFO at the end of each quarter. Payouts may be adjusted, suspended or deferred due to unforeseen developments which in management’s judgment would cause bonus payouts to be deemed inappropriate for the Company’s current financial position/performance.

Eligibility: New hires are eligible to participate in the Infoblox Bonus Program in the quarter in which they are hired. The targeted bonus payment that will be awarded to a participant of the plan for a partial plan quarter shall be multiplied by a factor as follows: the number of days of active participation divided by days in the quarter.

Award Calculation and Payment: Payment will generally be paid as soon as practicably possible, generally on the last day of the month following quarter close. International employees will be compensated in local currency at the prevailing exchange rate at the time of payment. Bonus payments under this plan will be paid in cash and subject to applicable withholding taxes.

Termination/Disability: Except for termination due to death or total and permanent disability, or retirement with the consent of the company, no bonus payment will be paid to an eligible participant who is not actively employed on the date such bonus is paid. The only exception to this being, those employees who have been out or are out at time of bonus payment on temporary disability, family leave or other approved leave. For those employees, any eligible participant who has been or is on leave for greater than 30 business days during the quarter or year which the bonus applies to, the bonus will be prorated for the days over 30 days that were missed due to disability or family leave.

For example, a person on leave from Sept 1 to Nov 30, three months, would be eligible for 1/3rd of the bonus paid for Q1, 2/3rd of the bonus paid for Q2.

If the employee has returned to work in a part time capacity, eligible bonuses will be paid to the employee on a pro-rata basis. Please note, however, that any return to work on a part-time basis is subject to approval by the employee’s manager.

Continuing the scenario, if the employee returns to work on a part-time basis (three days per week) for the period Sept 1 through Nov 30, the employee would be eligible for 20% of the Q2 bonus (out of work for two months of the quarter and at work for 3 days a week for one month of the quarter equals 3/5ths of the bonus to be paid for one month, or 1/5th of the bonus to be paid for the entire quarter).

Ethical and Legal Standards: Each Infoblox employee is required at all times to comply with the Infoblox Code of Business Ethics and Conduct and all other Infoblox policies. In accordance with Infoblox’s employee policies, no Infoblox employee shall pay, offer to pay or give any of his/her incentive compensation or any other money to any agent, customer or representative of the customer or any other person as an inducement or reward for assistance in making a sale.

Gifts and entertainment above a nominal amount shall not be given to customers, agents or representatives except in accordance with current Infoblox policies and procedures.

Any infraction of this policy, or of ethical business standards, will subject an employee to disciplinary action (including possible termination) and revocation of any incentive compensation as provided by this or any other Plan to which the employee would otherwise be entitled.

At Will Employment: The Infoblox Bonus Plan is not a contract between Infoblox and any participant. Noting in the Infoblox Bonus Plan will be construed to change or alter the at will nature of participant’s employment; Infoblox reserves the right to terminate any participant’s employment at any time, for any reason whatsoever, with or without cause.

Modifications: The Plan may be modified or terminated at the sole discretion of Infoblox at any time, to be effective upon written notice of modification(s) to the participants. All changes are effective as stated in the specific change notice. An email memo is an acceptable way to communicate these changes.

Exceptions: The CEO and CFO must approve any and all exceptions to the Plan.